Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 3, 2007

Asbury Automotive Group, Inc.

7.625% Senior Subordinated Notes due 2017

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and exchange of up to $150,000,000 principal amount of new 7.625% Senior Subordinated Notes due 2017 (the “New Notes”) for a like principal amount of outstanding 7.625% Senior Subordinated Notes due 2017, which have certain transfer restrictions (the “Original Notes”). The New Notes are to be issued pursuant to the Indenture dated as of March 26, 2007, among the Company, the subsidiary guarantors named therein (the “Original Subsidiary Guarantors”) and The Bank of New York, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 29, 2007, among the Company, the subsidiary guarantors listed on Schedules II(a) and II(b) thereto (together with the Original Subsidiary Guarantors, the “Subsidiary Guarantors”), and the Trustee (collectively, the “Indenture”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture, (b) the specimens of the New Notes to be issued pursuant to the Indenture, (c) the form of the subordinated guarantee (the “Exchange Guarantee”) to be endorsed upon each New Note by each Subsidiary Guarantor pursuant to the terms of the

Indenture, (d) the Amended and Restated Certificate of Incorporation of the Company, dated as of March 18, 2002, (e) the Amended and Restated By-laws of the Company, dated as of April 13, 2004, and (f) resolutions adopted by the Board of Directors of the Company on February 22, 2007, and by the Pricing Committee of the Board of Directors of the Company on March 12, 2007.

Based on the foregoing, we are of opinion as follows:

1. The New Notes have been duly authorized and, when executed and authenticated pursuant to the Indenture and issued and delivered in exchange for the Original Notes, the New Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture, enforceable against the Company in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

2. Assuming the due authorization, execution and delivery of the respective Exchange Guarantees by each Subsidiary Guarantor, the Exchange Guarantees will constitute valid and legally binding obligations of the respective Subsidiary Guarantors, enforceable against the respective Subsidiary Guarantors in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3. Assuming the due authorization, execution and delivery of the Indenture by each Subsidiary Guarantor, the Indenture constitutes a valid and legally binding instrument, enforceable against each of the Company and the Subsidiary Guarantors in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to (i) the enforceability of the provisions of the Indenture, the New Notes or the Exchange Guarantees to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law as provided for in the Indenture, the New Notes or the Exchange Guarantees. We also note that insofar as any provision in the Indenture, the New Notes or the Exchange Guarantees provides for indemnification for liability under securities laws, the enforceability thereof may be limited by public policy considerations.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Arkansas, California, Florida, Georgia, Mississippi, Missouri, North Carolina, Oregon or Texas.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the New Notes” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ CRAVATH, SWAINE & MOORE LLP

Asbury Automotive Group, Inc.

        622 Third Avenue, 37th Floor

                New York, NY 10017

3